EXHIBIT 99(i)

                                 Press Release

                        Dialysis Corporation of America
                                    Reports
                           First Quarter 2006 Results

Linthicum, Maryland, Thursday, May 11, 2006 - Dialysis Corporation of America (NASDAQ-DCAI) announced financial results for the first quarter of 2006. Operating revenues for the first quarter were $13,217,000 compared to $10,612,000 for the same period last year, a 25% increase. Net income for the quarter was $519,000 or $.06 per share ($.05 diluted per share) compared to $324,000 or $.04 per share ($.04 diluted per share) for the same period last year, a 60% increase.

Stephen Everett, President and Chief Executive Officer, commented, "Our company continued to grow and thrive during the first quarter of 2006. We opened four new centers, including the acquisition of two Maryland centers and one Virginia center, and began, or continued, the construction of an additional four centers. Our financial performance continues to deliver as anticipated, despite first quarter costs of approximately $468,000 associated with the opening of new centers. Additionally, non-cash stock compensation expense of $135,000 was included in our results.

Dialysis Corporation of America currently owns or manages 30 free-standing operating kidney hemodialysis centers in Georgia, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina and Virginia providing patients with a full range of quality in-center and at-home dialysis services, as well as providing in-hospital services. The company has four new centers under development in Georgia, Pennsylvania and South Carolina."

This release contains forward-looking statements that are subject to risks and uncertainties that could affect the business and prospects of the company and cause actual results and plans to differ materially from those anticipated. Those factors include, but are not limited to, maintaining continued growth and profitability, delays beyond the company's control with respect to future business events, the highly competitive environment in the establishment and operation of dialysis centers, the ability to develop or acquire additional dialysis facilities, whether patient bases of the company's dialysis facilities can mature to provide profitability, the extensive regulation of dialysis operations, government rate determination for Medicare reimbursement, pricing pressure from private payors, and other risks detailed in the company's filings with the SEC, particularly as described in the company's annual report on Form 10-K for the fiscal year ended December 31, 2005. The historical results contained in this press release are not necessarily indicative of future performance of the company.

The company's press releases, corporate profile, corporate governance materials, quarterly and current reports, and other filings with the SEC are available on Dialysis Corporation of America's internet home page: http://www.dialysiscorporation.com.

CONTACT: For additional information, you may contact Stephen Everett, President and CEO of Dialysis Corporation of America, 1302 Concourse Drive, Suite 204, Linthicum, MD 21090; Telephone No. (410) 694-0500.

                                   - more -

              DIALYSIS CORPORATION OF AMERICA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF INCOME
                               (UNAUDITED)


Three Months Ended
                                                             March 31,
                                                     ------------------------
                                                        2006          2005
                                                        ----          ----
Operating revenues:
  Sales
    Medical services revenue                         $12,871,653  $10,484,101
    Product sales                                        239,462          ---
                                                     -----------  -----------
          Total sales revenues                        13,111,115   10,484,101
  Other income                                           105,868      128,395
                                                     -----------  -----------
                                                      13,216,983   10,612,496
                                                     -----------  -----------

Operating costs and expenses:
  Cost of sales
    Cost of medical services                           7,837,957    6,542,601
    Cost of product sales                                143,675          ---
                                                     -----------  -----------
         Total cost of sales revenues                  7,981,632    6,542,601
  Stock compensation expense                             134,516          ---
  Selling, general and administrative expenses         3,988,770    3,243,761
  Provision for doubtful accounts                        155,414      247,994
                                                     -----------  -----------
                                                      12,260,332   10,034,356
                                                     -----------  -----------

Operating income                                         956,651      578,140

Other income (expense)
  Interest income on officer/director note                   ---        1,292

  Interest expense on note and advances
      payable to parent                                      ---      (34,936)
  Other income, net                                       66,981       31,855
                                                     -----------  -----------
                                                          66,981       (1,789)
Income before income taxes, minority interest
   and equity in affiliate earnings                    1,023,632      576,351

Income tax provision                                     416,974      308,803
                                                     -----------  -----------

Income before minority interest and equity in
      affiliate earnings                                 606,658      267,548

Minority interest in income
      of consolidated subsidiaries                      (180,281)    (63,270)

Equity in affiliate earnings                              92,406      120,109
                                                     -----------  -----------
          Net income                                 $   518,783  $   324,387
                                                     ===========  ===========

Earnings per share:
  Basic                                                  $.06         $.04
                                                         ====         ====
  Diluted                                                $.05         $.04
                                                         ====         ====